EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2016 with respect to the consolidated financial statements of Resource Innovation Office REIT, Inc. contained in the Registration Statement. We consent to the inclusion of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 21, 2017